Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES STRONG FINISH TO FISCAL 2015

•	Company achieves fourth quarter earnings per share of $0.40; full year earnings per share of $0.63

•	Fourth quarter revenue increases to $370.5 million; full year revenue increases to $1.35 billion

•	Recently announced Energy Transfer Partners award increases year-end backlog to $1.4 billion and full year project awards to $1.8 billion

•	Fiscal 2016 earnings guidance: revenue of $1.4 to $1.6 billion and fully diluted EPS of $1.45 to $1.75

TULSA, OK – August 31, 2015 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2015.

“As we close the books on fiscal 2015, our business is strong and I am confident in our fiscal 2016 guidance” said John R. Hewitt, President and CEO of Matrix Service Company. “We have begun work on the Napanee Generating Station and all six terminals for Energy Transfer’s Dakota Access Pipeline, two foundational projects for fiscal 2016 and 2017. Our reputation and continued diversification has resulted in record backlog; our proposal funnel is full; we have a strong balance sheet; and we continue to invest in our people, processes and systems.”

In addition to achieving record revenue, new awards and backlog, the company also achieved a recordable incident rate of 0.60 for fiscal year 2015, ranking them among the leaders in the industry for safety performance. Hewitt added “I am especially proud of our employees’ commitment to our core values, of which safety is first, and to our long-term strategy. It is their collective effort that defines the quality of our work, the strength of our client relationships and our ongoing success.”

Fourth Quarter Fiscal 2015 Results

Revenue for the fourth quarter ended June 30, 2015 was $370.5 million compared to $344.4 million in the same period a year earlier, an increase of $26.1 million, or 7.6%. In fiscal 2015, the Company generated net income of $10.9 million, or $0.40 per fully diluted share. In the same period a year earlier, the Company earned $7.6 million, or $0.28 per fully diluted share.

On a segment basis, revenue increased in the Oil Gas & Chemical and Electrical Infrastructure segments by $28.7 million and $28.2 million respectively, partially offset by decreases of $23.3 million and $7.5 million in the Industrial and Storage Solutions segments.

Consolidated gross profit was $40.4 million in the three months ended June 30, 2015 compared to $36.9 million in the three months ended June 30, 2014. Fiscal 2015 gross margins were 10.9% compared to 10.7% in the same period a year earlier.

Selling, general and administrative costs were $22.0 million in the fourth quarter of fiscal 2015, compared to $22.7 million in the same period a year earlier. SG&A expense as a percentage of revenue decreased to 5.9% in the three months ended June 30, 2015 as compared to 6.6% for the three months ended June 30, 2014.

Fiscal 2015 Results

Revenue for the year ended June 30, 2015 was $1.349 billion compared to $1.263 billion in the same period a year earlier, an increase of $86.2 million, or 6.8%. In fiscal 2015, the Company earned net income of $17.2 million, or $0.63 per fully diluted share. In the same period a year earlier, the Company earned $35.8 million, or $1.33 per fully diluted share. In fiscal 2015, the Company recorded charges on an acquired EPC joint venture project discussed in previous earnings releases of $53.4 million. The Company's portion of these losses totaled $34.7 million. The charges, which were partially offset by lower incentive compensation, reduced earnings for the period by $0.67 per fully diluted share.

On a segment basis, consolidated revenue increased in the Industrial, Oil Gas & Chemical and Electrical Infrastructure segments by $69.8 million, $65.7 million and $58.5 million respectively, partially offset by a decrease in the Storage Solutions segment of $107.8 million.

Consolidated gross profit was $87.4 million in the year ended June 30, 2015 compared to $136.5 million in same period a year earlier. Fiscal 2015 gross margins were reduced by 4.4% to 6.5% related to charges of $53.4 million on an acquired EPC joint venture power generation project. Fiscal 2014 gross margins were 10.8%.

Consolidated SG&A expenses were $78.6 million in the year ended June 30, 2015 compared to $77.9 million in the same period a year earlier. SG&A expense as a percentage of revenue was 5.8% in the year ended June 30, 2015 compared to 6.2% in the same period a year earlier.

Income Tax Expense

The effective tax rates were 38.4% and 37.0% for the three months and fiscal year ended June 30, 2015. The Company estimates that its fiscal 2016 effective tax rate will approximate 37.0%.

Backlog

Backlog at June 30, 2015 totaled $1.414 billion, an increase of $498.7 million, or 54.4%, compared to the backlog at June 30, 2014 of $915.8 million, and increased by $175.2 million compared to the March 31, 2015 backlog of $1.239 billion. Project awards totaled $545.8 million and $1.848 billion in the three months and fiscal year ended June 30, 2015, respectively.

Financial Position

The Company’s cash balance increased to $79.2 million at June 30, 2015 as compared to $77.1 million a year earlier. The cash balance along with availability under the senior credit facility gives the Company liquidity of $174.8 million. In fiscal 2015, the Company generated $23.2 million from operations, funded capital expenditures of $15.8 million, an acquisition of $5.6 million and repurchased shares of $5.0 million while reducing the outstanding balance under the senior credit facility by $2.8 million.

Earnings Guidance

The Company continues to expect fiscal 2016 revenue will be between $1.4 billion and $1.6 billion and earnings will be between $1.45 and $1.75 per fully diluted share. The Company is anticipating normal quarterly variability with the first quarter being the lowest as activity in the Oil Gas and Chemical segment is typically slower in the summer months.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, September 1, 2015 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues	$370,537	$344,358	$1,349,255	$1,263,089
Cost of revenues	330,133	307,455	1,261,885	1,126,616
Gross profit	40,404	36,903	87,370	136,473
Selling, general and administrative expenses	22,030	22,694	78,568	77,866
Operating income	18,374	14,209	8,802	58,607
Other income (expense):
Interest expense	(290)	(538)	(1,236)	(1,436)
Interest income	78	55	468	112
Other	(123)	(325)	158	(472)
Income before income tax expense	18,039	13,401	8,192	56,811
Provision for federal, state and foreign income taxes	6,819	5,179	10,090	19,934
Net income (loss)	11,220	8,222	(1,898)	36,877
Less: Net income (loss) attributable to noncontrolling interest	304	666	(19,055)	1,067
Net income attributable to Matrix Service Company	$10,916	$7,556	$17,157	$35,810
Basic earnings per common share	$0.41	$0.29	$0.64	$1.36
Diluted earnings per common share	$0.40	$0.28	$0.63	$1.33
Weighted average common shares outstanding:
Basic	26,633	26,423	26,603	26,288
Diluted	27,132	27,115	27,177	26,976

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2015	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$79,239	$77,115
Accounts receivable, less allowances (2015 - $561 ; 2014 - $204)	199,149	204,692
Costs and estimated earnings in excess of billings on uncompleted contracts	86,071	73,008
Inventories	2,773	3,045
Income taxes receivable	579	2,797
Deferred income taxes	7,705	5,994
Other current assets	5,660	8,897
Total current assets	381,176	375,548
Property, plant and equipment, at cost:
Land and buildings	32,746	31,737
Construction equipment	87,561	82,745
Transportation equipment	47,468	42,087
Office equipment and software	28,874	26,026
Construction in progress	5,196	9,892
Total property, plant and equipment - at cost	201,845	192,487
Accumulated depreciation	(116,782)	(103,315)
Property, plant and equipment - net	85,063	89,172
Goodwill	71,518	69,837
Other intangible assets	23,961	28,676
Other assets	3,947	5,699
Total assets	$565,665	$568,932

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2015	June 30, 2014
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$122,021	$111,863
Billings on uncompleted contracts in excess of costs and estimated earnings	102,475	108,440
Accrued wages and benefits	26,725	36,226
Accrued insurance	8,100	8,605
Income taxes payable	3,268	—
Other accrued expenses	4,498	4,727
Total current liabilities	267,087	269,861
Deferred income taxes	5,220	5,167
Borrowings under senior credit facility	8,804	11,621
Total liabilities	281,111	286,649
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2015 and June 30, 2014; 26,440,823 and 26,434,447 shares outstanding as of June 30, 2015 and June 30, 2014	279	279
Additional paid-in capital	123,038	119,777
Retained earnings	194,394	177,237
Accumulated other comprehensive income	(5,926)	(182)
	311,785	297,111
Less treasury stock, at cost — 1,447,394 and 1,453,770 shares as of June 30, 2015 and June 30, 2014	(18,489)	(16,595)
Total Matrix Service Company stockholders' equity	293,296	280,516
Noncontrolling interest	(8,742)	1,767
Total stockholders' equity	284,554	282,283
Total liabilities and stockholders’ equity	$565,665	$568,932

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2015
Gross revenues	$101,616	$82,596	$133,178	$57,146	$374,536
Less: inter-segment revenues	—	1,810	314	1,875	3,999
Consolidated revenues	101,616	80,786	132,864	55,271	370,537
Gross profit	7,532	6,395	18,089	8,388	40,404
Operating income	2,191	1,241	10,284	4,658	18,374

Three months ended June 30, 2014
Gross revenues	$73,369	$52,106	$140,496	$78,535	$344,506
Less: inter-segment revenues	—	16	132	—	148
Consolidated revenues	73,369	52,090	140,364	78,535	344,358
Gross profit	7,474	5,298	16,554	7,577	36,903
Operating income	3,045	1,017	7,634	2,513	14,209

Twelve Months Ended June 30, 2015
Gross revenues	$264,050	$310,826	$504,155	$281,319	$1,360,350
Less: inter-segment revenues	—	5,466	1,032	4,597	11,095
Consolidated revenues	264,050	305,360	503,123	276,722	1,349,255
Gross profit	(31,444)	25,394	58,085	35,335	87,370
Operating income (loss)	(44,293)	7,064	29,069	16,962	8,802

Twelve Months Ended June 30, 2014
Gross revenues	$205,570	$240,131	$611,826	$206,933	$1,264,460
Less: inter-segment revenues	—	441	930	—	1,371
Consolidated revenues	205,570	239,690	610,896	206,933	1,263,089
Gross profit	20,629	26,912	68,448	20,484	136,473
Operating income	7,703	9,939	34,310	6,655	58,607

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amount.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended June 30, 2015

The following table provides a summary of changes in our backlog for the three months ended June 30, 2015:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2015	$553,068	$133,614	$408,302	$144,251	$1,239,235
Net awards	36,401	80,157	395,055	34,167	545,780
Revenue recognized	(101,616)	(80,786)	(132,864)	(55,271)	(370,537)
Backlog as of June 30, 2015	$487,853	$132,985	$670,493	$123,147	$1,414,478
Twelve Months Ended June 30, 2015

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2015:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2014	$162,136	$110,217	$482,631	$160,842	$915,826
Net awards	589,767	328,128	690,985	239,027	1,847,907
Revenue recognized	(264,050)	(305,360)	(503,123)	(276,722)	(1,349,255)
Backlog as of June 30, 2015	$487,853	$132,985	$670,493	$123,147	$1,414,478